August 14, 2007

Sibling Entertainment Group Holdings, Inc.
511 West 25th Street, Suite 503
New York, New York 10001

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

You have requested our opinion, as counsel to Sibling Entertainment Group Holdings, Inc., a Texas corporation (the "Company"). This opinion is furnished to you in connection with the registration statement on Form S-4 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 as amended (the “Act”), and the regulations promulgated thereunder.

The Registration Statement relates to the proposed issuance by the Company of 37,208,900 shares of common stock, $0.0001 par value per share, 26,079,424 warrants and other convertible securities convertible into an equal amount of the Company’s shares of common stock. In addition, the Registration Statement relates to 5,371,000 warrants convertible into shares of the Company’s common stock, all issued pursuant to the Company’s Series AA offering.

We have examined such records and documents and made such examinations of laws as we have deemed relevant in connection with this opinion. It is our opinion that, of the shares of common stock to be offered pursuant to the Registration Statement and issued by the company: 37,208,900 shares of common stock are duly authorized and legally issued, fully paid and non-assessable; 27,288,764 shares underlying the convertible shares will be duly authorized and legally issued, fully paid and non-assessable when the convertible shares are exercised and the underlying shares are issued; and 5,371,000 shares underlying the convertible shares pursuant to the Series AA offering will be duly authorized and legally issued, fully paid and non-assessable when the shares are converted and the underlying shares are issued.

 No opinion is expressed herein as to any laws other than the State of Texas of the United States. This opinion opines upon Texas law including the statutory provisions, all applicable provisions of the Texas Constitution and reported judicial decisions interpreting those laws.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

BY:	s/s Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP